Exhibit 10.5

Ernie Orticerio

Dear Ernie:

Quanterix Corporation (the Company) is pleased to offer you the position of Chief Financial Officer.  Your effective date of hire as a regular full-time employee will be on January 3, 2012.  We are excited about the prospect of having you join our team.

Your base salary for this position will be paid at the rate of $200,000 per year.  You will be paid in accordance with the Company’s normal payroll practices on a biweekly basis.  In addition, you will be eligible to participate in an annual cash incentive program, as approved by the Board of Directors, with a target bonus of 10% of your base salary up to 20% of your base salary, based on individual and the Company’s performance.  The actual amount of your bonus shall be determined by the Company and you must be employed on the date a bonus is paid to earn any part of that bonus.

In addition to your cash compensation, you will be eligible to purchase up to 300,000 shares of the Company’s common stock.  The shares of common stock underlying your options shall vest as follows: 25% of the shares will vest on the one year anniversary of the Commencement Date, with the remainder of the shares vesting in approximately equal monthly installments over the 36 months following the one year anniversary of the Commencement Date, provided that you are employed by the Company on any such vesting date.  Your Incentive Stock Option Agreement will further provide that in the event (i) there is a Sale Event (as defined herein) and (ii) you are terminated by the Company without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), in either case within 12 months of such Sale Event, than all of your then unvested options shall fully vest.  The option will be subject to the terms and conditions of the Company’s Incentive Stock Option Agreement and Stock Option Plan.

For purposes hereof: “Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to an unrelated person or entity, or (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction (taking into account only ownership interests resulting from pre-transaction interests in the Company).  “Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; or (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre.  Commencement Date” means the first day of your employment with the Company.  “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business.  “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

You will be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.  While subject to change in the Company’s discretion, these benefits currently include medical insurance, dental insurance, 401K plan, flexible spending account, term life insurance, short and long term disability insurance, vacation, holidays and sick/personal time.  Benefits are listed the Benefits Summary, a copy of which is enclosed.

It is understood that you are an at-will employee.  Similarly, the terms and conditions of your employment are subject to the change.  As an at will employee, either you or the company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you; provided, however, that in the event (i) there is a Sale Event and (ii) you are terminated by the Company without Cause or you terminate your employment for Good Reason, in either case within 12 months of the Sale Event, then provided you enter into, do not revoke and comply with a separation and release agreement in a form acceptable to the Company, the Company shall pay you post-employment severance pay in the form of salary continuation which shall commence on the Company’s first regular payroll period after 30 days from the date of termination.

Your normal place of work will be One Kendall Square, Building 1400 West, Suite B14201, Cambridge, Massachusetts 02139; however, it is understood that the Company is anticipating a change of your normal place of work in or around April 2012 from Cambridge to the Lexington/Bedford, MA area.

In making this offer, the Company understands, and in accepting it you represent, that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees.  Enclosed is a copy of the form I-9 that you will be required to complete.  Please bring the appropriate documents with you on your first day of work.  This offer is contingent on you providing documentation to show you are legally authorized to work in the United States.

This letter sets forth the complete and exclusive agreement between you and the Company with regard to your employment, and supersedes any prior representations or agreements about this matter, whether written or verbal.  This letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board of Directors.

Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it by December 5, 2011.

We are excited about the opportunity to work with you at Quanterix.  If you have any questions about this information, please do not hesitate to call.  We look forward to the addition of your professionalism, experience, and leadership to help Quanterix achieve its goals.

Sincerely,

/s/ Martin Madaus Dec. 1, 2011

Martin Madaus

Chairman and CEO

Offer accepted:

/s/ Ernest Orticerio
Employee Signature	Date Dec. 5, 2011